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                                                                     EXHIBIT 5.1


                              March 14, 1997


CellStar Corporation
1730 Briercroft Drive
Carrollton, Texas 75006

     Re:  CellStar Corporation

Ladies and Gentlemen:

     We have acted as counsel to CellStar Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 1,550,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company that have been or may be issued pursuant to the CellStar Corporation 1993 Amended and Restated Long-Term Incentive Plan (the "Plan") and pursuant to that certain Stock Option Agreement dated May 24, 1996, between the Company and Richard M. Gozia (the "Option Agreement"). The law covered by the opinions expressed herein is limited to the Federal law of the United States of America and the General Corporation Law of the State of Delaware.

     In connection therewith, we have examined (i) the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, each as amended;
(ii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the Plan and the granting of stock options thereunder and the approval of the Option Agreement; (iii) the Plan; (iv) the Option Agreement; (v) such other documents as we have deemed necessary for the expression of the opinions contained herein.

     In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that the purchase price of all
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CellStar Corporation
March 14, 1997
Page 2


shares of Common Stock that may be issued under the Plan will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Amended and Restated Certificate of Incorporation, Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement, which have been or may be issued from time to time pursuant to awards made in accordance with the terms of the Plan and the Option Agreement have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plan and the related award agreements and the Option Agreement, have been or will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption, "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.

                              Very truly yours,



                              Haynes and Boone, L.L.P.